Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

18 May 2014

STATEMENT FROM PFIZER INC.

PFIZER MAKES FINAL PROPOSAL TO ASTRAZENECA

This is an announcement of a possible offer falling under Rule 2.4 of the City Code on Takeovers and Mergers (the “Code”). It does not represent a firm intention to make an offer under Rule 2.7 of the Code. Accordingly, there can be no certainty that any offer will ultimately be made even if the pre-conditions referred to below are satisfied or waived.

•	Improved proposal is final and cannot be increased [1]

•	AstraZeneca shareholders would receive, for each AstraZeneca share, 1.747 shares in the combined entity and 2,476 pence in cash, representing an indicative value of £55.00[2]

•	Substantial increase of approximately 15% over the current value of Pfizer’s 2 May proposal

•	Cash consideration increased by £8.78 per AstraZeneca share, or approximately £11.3 billion[3] ($19.0 billion4)

•	Cash component increased as a proportion of the total consideration from approximately 33% to 45%

•	Pfizer will not make a hostile offer directly to AstraZeneca shareholders and will only announce an offer with the recommendation of the AstraZeneca board[5]

[1]	Because this statement has been made, the Code will prohibit any subsequent increase except as provided in the section of this announcement entitled ‘Other Matters’. In particular, this statement will cease to apply following the making of any firm offer announcement by Pfizer pursuant to Rule 2.7 of the Code.
[2]	On the basis of Pfizer’s closing share price of $29.12 (and an exchange rate of $1.00:£0.5944) on 16 May 2014. Pfizer reserves the right to announce a firm offer at a lower or higher price and to revise the form and mixture of consideration, as described elsewhere in this announcement.
[3]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis.
[4]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis and an exchange rate of $1.00:£0.5944 on 16 May 2014.
[5]	This statement will cease to apply following the announcement of any firm offer pursuant to Rule 2.7 of the Code.

•	Pfizer calls on supportive AstraZeneca shareholders to urge the AstraZeneca board to begin substantive engagement with Pfizer and extend the period for such talks prior to the 26 May deadline for making an offer

Pfizer Inc. today announces its final proposal to combine the two companies. This is the fourth proposal Pfizer has made and Pfizer believes that this final proposal provides a clear basis for AstraZeneca to extend the period for making a firm offer under the Code and to meaningfully engage with Pfizer.

On 16 May 2014, Pfizer sent a letter to the Chairman of AstraZeneca setting forth the terms and basis of an improved proposal with an indicative value of £53.50, comprising 1.845 shares in the combined entity and 2,157 pence per AstraZeneca share. In response, AstraZeneca indicated that its board believes that Pfizer’s £53.50 proposal substantially undervalues the company. During discussions earlier today, AstraZeneca made clear that it is not currently prepared to accept a price close to Pfizer’s £53.50 proposal. An edited copy of the 16 May letter will be filed with the SEC and is attached as an Appendix to this announcement.

Pfizer confirms that it will not make a hostile offer directly to AstraZeneca shareholders and will only announce a firm intention to make an offer with the recommendation of the board of directors of AstraZeneca6.

Final Proposal

Under the terms of the final proposal AstraZeneca shareholders would receive, for each AstraZeneca share, 1.747 shares in the combined entity and 2,476 pence in cash, representing an indicative value of £55.00 ($92.53) per share7. This proposal is final and will not be increased, except in the circumstances set out below. Relative to Pfizer’s 2 May proposal, the final proposal represents:

•	an increase of the cash consideration of £8.78 per share, or £11.3 billion[8];

•	an increase in the cash component as a proportion of the total consideration from 33% to approximately 45%;

•	a substantial increase in current indicative value of approximately 15%;

[6]	This statement will cease to apply following the making of a firm offer pursuant to Rule 2.7 of the Code.
[7]	On the basis of Pfizer’s closing share price of $29.12 (and an exchange rate of $1.00:£0.5944) on 16 May 2014.
[8]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis.

•	an aggregate increase in the total current indicative value of approximately £9.1 billion or $15.3 billion[9].

Under the final proposal, Pfizer and AstraZeneca shareholders would own approximately 74% and 26%, respectively, of the combined company.10

On the basis of Pfizer’s closing share price of $29.12 on 16 May 2014 and an exchange rate of $1.00:£0.5944 on 16 May 2014, the proposal represents a premium of approximately:

•	45% to the unaffected closing price of an AstraZeneca share of £37.82 on 17 April 2014 (being the date before market speculation of a possible offer by Pfizer for AstraZeneca);

•	53% to the closing price of an AstraZeneca share of £35.86 on 3 January 2014, being the trading day immediately prior to the date of Pfizer’s January proposal;

•	24% to the current value of Pfizer’s January proposal; and

•	34% to AstraZeneca’s all time high closing price (prior to 17 April 2014) of £41.03 per AstraZeneca share since formation of the company in 1999.

In the absence of further discussions or an extension of the deadline for making a firm offer under the Code, Pfizer’s proposal will expire at 5:00 p.m. London time on 26 May. Pfizer is asking AstraZeneca shareholders to urge the AstraZeneca board to immediately begin meaningful engagement with Pfizer following the talks on 18 May 2014, and extend the period for negotiating a possible transaction.

Commenting on the proposal, Ian Read, Chairman and CEO of Pfizer, said:

“We believe our proposal is compelling for AstraZeneca’s shareholders and that a Pfizer-AstraZeneca combination is in the best interests of all stakeholders. We are excited at the opportunity to create a scientific powerhouse, delivering great benefits to patients and science in the UK and across the globe. We stand by our unprecedented commitments to the UK Government. We believe that the benefits to all stakeholders can only be maximised through cooperative engagement between both companies.

We have tried repeatedly to engage in a constructive process with AstraZeneca to explore a combination of our two companies. Following a conversation with AstraZeneca earlier today, we do

[9]	On the basis of Pfizer’s closing share price of $29.12 on 16 May 2014, 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis and an exchange rate of $1.00:£0.5944 on 16 May 2014.
[10]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis and 6,477.7 million Pfizer shares outstanding on a fully-diluted basis.

not believe that the AstraZeneca board is currently prepared to recommend a deal at a reasonable price. We remain ready to engage in a meaningful dialogue but time for constructive engagement is running out. We have said from the beginning that we will remain disciplined in the price we are willing to pay and we will not depart from that guiding principle. We believe that our proposal represents compelling and full value for AstraZeneca and that other issues that have been raised by AstraZeneca do not represent material difficulties.”

Other Matters

The making of any firm offer by Pfizer would be subject to the following pre-conditions (the first and third of which may be waived in whole or in part by Pfizer):

•	satisfactory completion of a customary due diligence review by Pfizer;

•	recommendation of the board of directors of AstraZeneca to the making of a firm offer by Pfizer; and

•	the directors of AstraZeneca giving irrevocable undertakings to accept any offer in respect of their AstraZeneca shares on terms reasonably satisfactory to Pfizer.

Pfizer reserves the right to introduce other forms of consideration and/or vary the mix of consideration and waive in whole or in part the first and the third of the pre-conditions to making an offer referred to above. There can be no certainty that any offer will ultimately be made even if the pre-conditions referred to above are satisfied or waived, in whole or in part.

Pfizer reserves the right to make an offer for AstraZeneca at any time, at less than, for each AstraZeneca share, 1.747 shares in the combined entity and 2,476 pence in cash:

•	with the agreement or recommendation of the AstraZeneca board;

•	if a third party announces a firm intention to make an offer for AstraZeneca pursuant to Rule 2.7 of the Code which, at the date Pfizer announces a firm intention to make an offer for AstraZeneca, is valued at a lower price than contemplated by the terms of the proposal;

•	following the announcement by AstraZeneca of a whitewash transaction[11] pursuant to the Code; or

•	in the event that any AstraZeneca dividend is declared, made or paid in excess of what is expected by the consensus analyst forecasted dividends of 53.5 pence[12] per share due to be announced by AstraZeneca on 31 July 2014 (in which case a £ for £ adjustment reduction equal to the excess amount would be made).

[11]	Broadly, a whitewash transaction is one in which a person, alone or together with parties concerted with such person, acquires or consolidates control in AstraZeneca pursuant to the acquisition of shares issued by AstraZeneca.
[12]	On the basis of the median consensus analyst forecast full year dividend of $2.80 per AstraZeneca share for the financial year ending 31 December 2014 sourced from Bloomberg on 16 May 2014; the historical split of first interim dividend of $0.90 per AstraZeneca share and second interim dividend of $1.90 per AstraZeneca share for the two previous financial years; and an exchange rate of $1.00:£0.5944.

Pfizer reserves the right to make an offer for AstraZeneca at any time, at more than, for each AstraZeneca share, 1.747 shares in the combined entity and 2,476 pence in cash:

•	if, prior to the release of a firm offer announcement pursuant to Rule 2.7 of the Code, the indicative value of such offer, when made, would not equal £55.00;

•	if, prior to the release of a firm offer announcement pursuant to Rule 2.7 of the Code, a third party announces a firm intention to make an offer for AstraZeneca pursuant to Rule 2.7 of the Code which, at the date Pfizer announces a firm intention to make an offer for AstraZeneca, is valued at a higher price than contemplated by the terms of the proposal; or

•	following the release of a firm offer announcement pursuant to Rule 2.7 of the Code.

A copy of this announcement will be available on Pfizer’s website at www.pfizerupdate.com.

Pfizer Contacts

Investors

Chuck Triano

+1 (212) 733 3901

Ryan Crowe

+1 (212) 733 8160

U.S. Media

Joan Campion

+1 (212) 733 2798

Andrew Topen

+1 (212) 733 1338

U.K. Media

Andrew Widger

+44 1737 330 909

BofA Merrill Lynch

+44 (0) 20 7996 1000

Fares Noujaim

Adrian Mee

Michael Findlay

Geoff Iles

Guggenheim Securities

+1 (212) 901 9371

Alan Schwartz

Ken Springer

Jim Ferency

J.P. Morgan

+44 (0) 20 7742 4000

Steve Frank

Laurence Hollingworth

Mark Breuer

Christopher Dickinson

Merrill Lynch, Pierce, Fenner & Smith Inc and Merrill Lynch International, subsidiaries of Bank of America Corporation, are acting exclusively for Pfizer in connection with the possible offer and for no one else and will not be responsible to anyone other than Pfizer for providing the protections afforded to their clients or for providing advice in relation to this announcement or any matters referred to herein.

Guggenheim Securities, LLC (“Guggenheim Securities”), which is regulated as a broker-dealer by the Financial Industry Regulatory Authority in the United States, is acting as a financial adviser to Pfizer in relation to the possible offer and no-one else in connection with this announcement or the possible offer referred to herein, and will not be responsible to any person other than Pfizer for providing the protections afforded to customers or clients of Guggenheim Securities nor for providing any advice in relation to the possible offer or any matters referred to herein.

J.P. Morgan Securities LLC (“J.P. Morgan”), together with its affiliate J.P. Morgan Limited (which conducts its U.K. investment banking business as J.P. Morgan Cazenove and which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Pfizer in connection with the possible offer and for no one else, and is not, and will not be, responsible to anyone other than Pfizer for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the possible offer or any other matters referred to in this announcement.

Disclosure requirements of the Takeover Code (the “Code”)

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

Disclosures are therefore required in the shares of Pfizer and AstraZeneca.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Forward-Looking Statements

This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pfizer and the combined businesses of AstraZeneca and Pfizer and certain plans and objectives of Pfizer with respect thereto, including the expected benefits of a potential combination as well as whether a potential combination will be pursued. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use future dates or words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the possibility that a possible offer will not be pursued or will be pursued on different terms and conditions, failure to obtain necessary regulatory approvals or any required financing or to satisfy any of the other conditions to a possible combination, adverse effects on the market price of Pfizer’s common stock and on Pfizer’s operating results because of a failure to complete the possible combination, failure to realise the expected benefits of the possible combination, negative effects of this announcement or the consummation of the possible combination on the market price of Pfizer’s common stock, significant transaction costs and/or unknown liabilities, the uncertainties inherent in research and development, general economic and business conditions that affect the combined companies following a possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made by Pfizer in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Pfizer’s plans with respect to AstraZeneca, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Pfizer assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended 31 December 2013 and in its subsequent reports on Form 10-Q and Form 8-K, the contents of which are not incorporated by reference into, nor do they form part of, this announcement.

Additional U.S.-Related Information

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfizer or AstraZeneca. Subject to future developments, Pfizer may file a registration statement and/or tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a possible combination. Pfizer and AstraZeneca shareholders should read those filings, and any other filings made by Pfizer with the SEC in connection with a possible combination, as they will contain important information. Those documents, if and when filed, as well as Pfizer’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Pfizer’s website at www.pfizer.com.

APPENDIX

Letter from Ian C. Read to Leif Johansson

Pfizer Inc 235 East 42nd Street New York, NY 10017 www.pfizer.com

Ian Read
Chairman and Chief Executive Officer

AstraZeneca plc

2 Kingdom Street

London

W2 6BD

For the attention of: Leif Johansson Esq, Chairman

16 May 2014

Dear Leif,

Further to our conversation yesterday, I have set out below the terms of our substantially improved proposal which we believe provides a clear basis for constructive engagement between our two companies. We continue to believe that the combination of Pfizer and AstraZeneca presents compelling strategic, operational and financial advantages that are in the best interests of all stakeholders. We remain convinced that a recommended transaction will result in the greatest value creation for both sets of shareholders and agree with you that a collaborative approach would be best for both companies and their stakeholders.

Additionally, the concerns AstraZeneca has voiced publicly regarding integration of the combined company under Pfizer’s new business structure and its potential impact on the combined company’s ability to deliver high quality science suggest a misunderstanding of Pfizer’s new structure. I continue to believe the only way to bridge this and other differences in understanding is for AstraZeneca and its board to engage with us.

In formulating our improved proposal, we have taken account of the statements made by AstraZeneca in relation to our prior proposals, together with the perspectives expressed by your key shareholders in our discussions with them over the last several weeks. Redacted at the request of the UK Takeover Panel:                                                                                                                                                                                                                                                                                                              The improved proposal provides a highly attractive value creation opportunity for AstraZeneca shareholders through a substantial and immediate premium, a significant and increased cash component, and the longer term ability to participate in the success of the combined company.

Time is now of the essence and prompt engagement is necessary to see if we can establish a basis for a transaction that each of our boards can recommend to their respective shareholders. A period of discussion between Pfizer and AstraZeneca would provide a forum in which Pfizer could better understand your expectations for AstraZeneca’s business, including the new long-range targets announced on 6 May, and the potential of your pipeline. During this period, we would also seek to address any questions you may have about our proposal.

We propose meeting with you and Pascal as soon as possible. As I mentioned on the telephone, given the limited time available it is important for us to have a definitive response from you to our improved proposal by 12 noon London time on Sunday 18 May. Of course, I would be pleased to hear from you sooner if you and your board have reached a decision, or if we can provide you with any additional information.

The Improved Proposal

To provide a basis for your engagement, we have both materially increased the price per share of our proposal and significantly increased the cash component of the total consideration to be offered to AstraZeneca shareholders. Under our improved proposal, AstraZeneca shareholders would receive 1.845 shares in the combined entity and 2,157 pence per AstraZeneca share, representing an indicative value today of £53.501 per AstraZeneca share. This amounts to:

•	an increase of the cash consideration as a proportion of the total consideration from 33% to approximately 40%, representing an increase in the cash consideration per AstraZeneca share of £5.59 and an increase in the total cash consideration of approximately £7.2 billion[2], whilst maintaining the share exchange ratio;

•	a substantial increase of approximately 12% over the current value of our previous proposal; and

•	an increase in the current indicative value per AstraZeneca share to £53.50, representing an aggregate increase in the total value of the proposal of approximately £7.2 billion or $12.1 billion[3].

Under the improved proposal, Pfizer and AstraZeneca shareholders would own approximately 73% and 27%, respectively, of the combined company4.

The improved proposal values AstraZeneca today at approximately £69 billion5 and represents:

•	a 20% increase against the current value of our original proposal made on 5 January; and

•	a premium of approximately 41.5% to the unaffected closing price of £37.82 on 17 April 2014 (being the date before market speculation of a possible offer by Pfizer for AstraZeneca).

I trust that this proposal provides the basis for immediate engagement in a coordinated effort to reach agreement on the terms of an offer that both our boards can enthusiastically recommend to all our stakeholders.

Offer Implementation

As we have indicated publicly, we have assessed the proposed transaction in detail and are confident it can be implemented successfully and in a way which meets all applicable legal and tax jurisdiction requirements. We have noted AstraZeneca’s public comments citing concerns as to certain execution risks and we would welcome the opportunity to discuss the basis of our confidence in implementing the proposed offer.

Non-Binding Nature of Proposal and Other Matters

This letter and our proposal is a non-binding indication of interest intended to encourage you to meet with us to discuss a possible combination. This letter and our proposal do not constitute an offer or impose any obligation to make an offer, nor do they evidence an intention to make an offer within the meaning of the City Code on Takeovers and Mergers (the “Code”). For the avoidance of doubt, this letter and our proposal are not intended to give rise to an obligation to make an announcement under Rule 2 of the Code. In addition, nothing in this letter or our proposal is intended to create a legally binding agreement or obligation on either AstraZeneca or Pfizer.

We reserve the right to terminate, amend or withdraw our proposal at any time and for any reason.

This improved proposal is based on the same Principal Assumptions, Conditions and Due Diligence expectations as outlined in our Letter to Board of Directors of AstraZeneca dated 2 May 2014.

The ability to explore a unique value creation opportunity for our respective stakeholders now rests upon the AstraZeneca board’s constructive engagement to see whether we can reach a recommended transaction. We await your reply.

[1]	On the basis of Pfizer’s closing share price of $29.12 and an exchange rate of $1.00:£0.5944 on 16 May 2014.
[2]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis.
[3]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis and an exchange rate of $1.00:£0.5944 on 16 May 2014.
[4]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis and 6,477.7 million Pfizer shares outstanding on a fully diluted basis.
[5]	On the basis of 1,284.1 million AstraZeneca shares outstanding on a fully-diluted basis.

Yours sincerely,

/s/ Ian C. Read

Ian C. Read

Chairman of the Board and Chief Executive Officer of Pfizer